Exhibit 2.3

Information regarding to registering securities represented by American Depositary Receipts (“ADR”) (Item 12.D.1 and Item 12.D.2 of Form 20-F)

JPMorgan Chase Bank, N.A, a national banking association organized under the laws of the United States, is the Depositary (the “Depositary”) of Canon’s ADSs representing Canon’s Common Stock, including evidence of rights to receive such Common Stock. Each ADS represents one share of Common Stock at the date of the applicable ADR, deposited at the principal office of MUFG Bank, Ltd. (the “Custodian”), as agent of the Depositary. The address of the Depositary’s office is 383 Madison Avenue, Floor 11, New York, New York 10179 (the “Depositary’s Office”).

The rights of ADR holders (“Holders”), including their rights to corporate governance practices, are governed by the Deposit Agreement among Canon Inc., JPMorgan Chase Bank, N.A., (fka Morgan Guaranty Trust Company of New York), as depositary (the “Depositary”), and all holders from time to time of ADRs issued thereunder (the “Deposit Agreement”).

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because JPMorgan Chase Bank, N.A. will actually hold the shares underlying your ADRs, you must rely on it to exercise the rights of a shareholder. The obligations of JPMorgan Chase Bank, N.A. are set out in an agreement among Canon, JPMorgan Chase Bank, N.A. and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law.

The following is a summary of the terms of the ADRs. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement, including the form of ADR. Defined terms used below that are not defined herein shall have the meanings ascribed to them in the Deposit Agreement.

(A)	Name of the depositary and the address of its principal executive office (Item 12.D.1. of Form 20-F)

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, NY 10179

(B)	Title of American depositary receipts and identity of deposited securities (Item 12.D.2. of Form 20-F)

American depositary receipt evidencing American depositary shares, each representing one share of common stock of Canon Inc.

(C)	Voting of deposited securities (Item 12.D.2.(b) and Item 12.D.2.(d) of Form 20-F)

As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Common Stock or other deposited securities (collectively, “Deposited Securities”), the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials in English, (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given, including instructions (or deemed instructions in accordance with the third following sentence in this paragraph) to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote) the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. To the extent such instructions are not so received by the Depositary from any Holder, the Depositary shall deem such Holder to have so instructed the Depositary to give a discretionary proxy to a person designated by the Company and the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs as to which such instructions are so given; provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which the Company informs the Depositary (and the Company agrees to provide such information promptly in writing) that (x) the Company does not wish such proxy given, (y) substantial opposition exists to such matter or (z) such matter materially affects the rights of holders of Shares. Under the Corporation Law of Japan, votes may only be cast in respect of a whole unit of shares. Instructions received from all Holders shall be aggregated and the Depositary shall endeavor insofar as is practicable to vote or cause to be voted, the number of whole Units in respect of which instructions have been received, in accordance with such instructions. After aggregation of all instructions, the votes remaining which constitute less than a whole unit of shares with respect to any particular instruction shall remain uncast.

(D)	Distributions on deposited securities (Item 12.D.2.(c), Item 12.D.2.(e) and Item 12.D.2.(f) of Form 20-F)

Subject to paragraphs (J) and (K), to the extent practicable, the Depositary will distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (“Cash”) , on an averaged or other practicable basis, subject to appropriate adjustments for (i) taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s expenses in (1) converting any foreign currency to U.S. dollars by sale or as such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. (b) Common Stock. (i) Additional ADRs evidencing whole ADSs representing any Common Stock available to the Depositary resulting from a stock split on Deposited Securities consisting of Common Stock (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Common Stock received in a Share Distribution, which Common Stock would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. In connection with any sale of Common Stock hereunder by the Depositary, the Company shall purchase such portion of such amount of shares of Common Stock which is insufficient in number to constitute a whole unit of shares in accordance with the applicable provisions of the Corporation Law of Japan and the Company’s Share Handling Regulations. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Common Stock or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same under the Securities Act of 1933 and any other applicable law (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefore, their short duration or otherwise, nothing (and any Rights may lapse). The Company will, in connection with any offer of such rights, make such rights generally transferable or consent to the transfer thereof by foreign investors not resident in Japan. (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(E)	Changes affecting deposited securities (Item 12.D.2.(f) of Form 20-F)

Subject to paragraphs (J) and (K), the Depositary may, in its discretion, amend the ADR, after consultation with the Company to the extent practicable, or distribute additional or amended ADRs (with or without calling the ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by the ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. The Company agrees that it shall give notice to Holders of ADRs of any amendment to its Articles of Incorporation changing the number of shares of Stock previously designated as a Unit at least three months prior to the effectiveness of such amendment. Notwithstanding the foregoing, however, if the number of shares of Stock proposed to be designated as a Unit pursuant to an amendment to the Company’s Articles of Incorporation is a number evenly divisible into the number of shares of Stock then designated as a Unit, the Company shall give notice to Holders of ADRs of such amendment at least two weeks prior to the effectiveness of such amendment.

(F) Amendment and termination of deposit agreement (Item 12.D.2.(g) of Form 20-F)

Subject to the last sentence of paragraph (H), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees , cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to this Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

The Depositary shall at the written direction of the Company terminate the Deposit Agreement and the ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. The Depositary may terminate the Deposit Agreement after giving the notice set forth in the preceding sentence of this paragraph at any time after 45 days has elapsed after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 13 of the Deposit Agreement before the end of such 45 days. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary and its agents.

(G)	Available information (Item 12.D.2.(h) of Form 20-F)

The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company agrees to furnish to the Depositary, and the Depositary will, at the Company’s expense, arrange for mailing to all Holders of ADRs (1) promptly after the end of the first six-month accounting period in each fiscal year, a semiannual report in the English language which shall include a consolidated balance sheet and statement of income (which need not be audited) for the Company as at the end of and for such six-month period, all in reasonable detail and (2) promptly after the end of each fiscal year, an annual report in the English language which shall include consolidated balance sheet and statement of income for the Company as at the end of and for such year, all in reasonable detail and certified by independent public accountants. All such interim and year-end statements shall be prepared in accordance with accounting principles generally accepted in the United States applied on a basis consistent with those used in the preparation of the financial statements in registration statements filed by the Company under the Securities Act of 1933 relating to shares of Common Stock (except to the extent exceptions from such accounting principles are permitted in periodic reports filed by the Company with the Securities and Exchange Commission) . The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Commission. Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date of the Deposit Agreement at 100 F Street, NE, Washington, DC 20549.

(H) Withdrawal of deposited securities (Item 12.D.2.(i) of Form 20-F)

Subject to paragraphs (J) and (K), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR. the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by the ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Upon surrender of an ADR or ADRs by a Holder to the Depositary, as a result of, and to the extent required by, the operation of applicable provisions of the Corporation Law of Japan, the Depositary will effect the delivery to such Holder of only that portion of Common Stock ( and any other Deposited Securities relating to such Common Stock) comprising a whole unit of shares or an integral multiple thereof (the “deliverable portion” of such ADR or ADRs). As of the date of the Deposit Agreement, a unit is comprised of 100 shares of Common Stock (a “Unit of Shares”). For the purpose of the foregoing sentence. the deliverable portion shall be determined on the basis of the aggregate number of shares of Common Stock represented by the entire amount of the ADSs evidenced by the ADR or ADRs surrendered by the same Holder at the same time. The Depositary will promptly advise such Holder as to the amount of Common Stock and other Deposited Securities, if any, represented by the non-deliverable portion of such ADR or ADRs and shall deliver to such Holder a new ADR evidencing such non-deliverable portion. In addition, the Depositary shall notify such Holder of the additional amount of ADS which such Holder would be required to surrender in order for the Depositary to effect delivery of all the Common Stock and other Deposited Securities represented by the ADSs of such Holder. Notwithstanding any other provision of the Deposit Agreement or the ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(I)	Transfers of ADRs (Item 12.D.2.(i) of Form 20-F)

The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the “Transfer Office”), (a) a register (the “ADR Register” ) for the registration, and registration of transfer, combination and split-up, of ADRs, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. Title to the ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name the ADR is registered on the ADR Register as the absolute owner hereof for all purposes. Subject to paragraphs (J) and (K), the ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by the ADR, by the Holder hereof or by duly authorized attorney upon surrender of the ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, issue a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(J) Certain limitations (Item 12.D.2.(i) of Form 20-F)

Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (H), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b) (ii) of this paragraph, the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Stock or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in the ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law (including, without limitation, the Foreign Exchange and Foreign Trade Law of Japan), regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. No Stock shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that it is owned by a non-resident of Japan. The issuance of ADRs or the acceptance of deposits of Stock may be refused, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (H), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(K)	Taxes (Item 12.D.2.(i) of Form 20-F)

If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to the ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (H), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Stock. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Stock or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. The Depositary will forward to the Company in a timely fashion such information from its records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders.

(L)	Exoneration (Item 12.D.2.(j) of Form 20-F)

The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, the Company, their agents and each of them may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary or its agents hereunder (acting as such). No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.